As filed with the Securities and Exchange Commission on February 4, 2005

Registration No. 333-121617

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE FIRST AMERICAN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

California	6361	95-1068610
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 First American Way

Santa Ana, California 92707-5913

(714) 800-3000

(Address, Including Zip Code, and Telephone Number, Including

Area Code, of Registrant’s Principal Executive Offices)

Kenneth D. DeGiorgio, Esq.

General Counsel

The First American Corporation

1 First American Way

Santa Ana, California 92707-5913

(714) 800-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Neil W. Rust, Esq.

White & Case LLP

633 West Fifth Street

Los Angeles, California 90071

(213) 620-7700

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(2)(3)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(5)
Common shares, $1.00 par value(1)	5,000,000 shares	$34.55	$172,750,000	$20,333

(1)	The common shares being registered hereunder include the associated rights to purchase First American’s Series A junior participating preferred shares. Such rights initially are attached to and trade with the common shares being registered hereunder.

(2)	Pursuant to Rule 416 under the Securities Act, this Registration Statement shall include any additional shares that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of First American’s outstanding common shares.

(3)	Pursuant to Rule 429 of the Securities Act, the prospectus contained herein also relates to 1,115,334 common shares of First American (and associated preferred stock purchase rights) contained in Registration Statement No. 333-107494 on Form S-4 (the “Earlier Registration Statement”), which amount is being carried forward in this Registration Statement. First American paid the registration fee with respect to the shares carried forward at the time of the filing of the Earlier Registration Statement.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act. The price and fee are computed based upon the average of the high and low sale prices of First American’s common stock on December 21, 2004, as reported on the New York Stock Exchange.

(5)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

THE FIRST AMERICAN CORPORATION

6,115,334 SHARES OF COMMON STOCK

We are offering up to 6,115,334 of our common shares, par value $1 per share, for issuance from time to time as full or partial consideration for the acquisition of businesses, assets or securities of other business entities.

People who receive shares of our common stock in connection with an acquisition may be permitted by us to use this prospectus and a prospectus supplement to resell their shares. You should read the section titled “Selling Shareholders” to find out more information about resales, if any, including the amount of securities being resold.

The specific terms of each acquisition will be determined at or near the time of the acquisition by negotiations with the owners of the businesses, assets or securities to be acquired. Shares of our common stock issued hereunder will be valued at approximately the market value at the time the terms of the acquisition are tentatively or finally agreed to, when the acquisition is completed, or during a specific period of time before we deliver the shares.

We may be required to provide further information by means of a post-effective amendment to the registration statement of which this prospectus forms a part or a prospectus supplement once we know the actual information concerning a specific acquisition. We urge you to read this prospectus, any accompanying prospectus supplement and the information described under the heading “Documents Incorporated By Reference” before you make your investment decision.

We do not expect to receive any cash proceeds from the sale of our common shares pursuant to this prospectus, or to use an underwriter or pay underwriting discounts or commissions with respect to such shares.

Our common shares are traded on the New York Stock Exchange under the trading symbol “FAF.” On February 3, 2005, the closing price of one of our common shares on the New York Stock Exchange was $36.81.

An investment in our company involves risk.

You should read carefully the “ Risk Factors” beginning on page 3 before deciding whether to acquire shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated February 4, 2005.

This prospectus incorporates important business and financial information about The First American Corporation that is not included in or delivered with this document. This means that we may satisfy our disclosure obligations to you by referring you to one or more documents separately filed with the SEC. See “Documents Incorporated By Reference” on page 9 for a list of documents that we have incorporated by reference into this prospectus. This information is available to shareholders without charge upon written or oral request to:

The First American Corporation

Mark R Arnesen

1 First American Way

Santa Ana, California 92707-5913

(714) 800-3000

To obtain timely delivery, you must request the information at least five business days before the date on which you must make a decision on whether to invest in our company.

(i)

PROSPECTUS SUMMARY

Our Company

We are engaged in the business of providing business information and related products and services. Our operations include six reportable segments segregated into two business groups. The first group, Financial Services, includes title insurance and services and specialty insurance. The second group, Information Technology, includes mortgage information, property information, credit information and screening information. The title insurance and services segment issues policies, which are insured statements of the condition of title to real property, and provides other related services. The specialty insurance segment provides home warranties, which protect homeowners against defects in home fixtures, and also offers property and casualty insurance. The mortgage information segment primarily provides to mortgage lender customers flood zone determination reports that provide information on whether or not a property is in a special flood hazard area, the status of tax payments on real property securing loans, default services, and other mortgage information services. The property information segment supplies core real estate data, providing, among other things, property valuation information, title information, tax information and imaged title documents. The credit information segment provides conventional credit information as well as sub-prime credit information. The screening information segment, which is comprised of First Advantage Corporation, a Nasdaq-listed company, provides drug testing and other occupational health services, employment background screening, tax incentive services, resident screening, motor vehicle records, investigative services and people location services.

The following is a list of our primary businesses:

Financial Services

• Residential title insurance	• 1031 tax-deferred exchange services

• National/Commercial title insurance	• Home warranty

• Subdivision title insurance	• Property and casualty insurance

• Equity loan services	• Trust and investment services

• Aircraft and vessel title insurance	• Title and escrow systems

Information Technology

• Flood zone determinations	• Specialized credit reporting

• Residential and commercial real estate tax reporting and valuation services	• Pre-employment screening and occupational health services

• Default management services	• Sub-prime consumer information

• Property characteristic and valuation information	• Resident screening

• Title plant and document imaging services	• Motor vehicle reports

• Appraisal and property valuation	• Consumer credit reports

• Credit reporting and information management	• Mortgage document services

Our principal executive office is located at 1 First American Way, Santa Ana, California 92707-5913, and our telephone number is (714) 800-3000.

About This Prospectus

This prospectus and each prospectus supplement is part of a registration statement on Form S-4 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we may offer and sell, from time to time, in one or more offerings, up to a total of 6,115,334 of our common shares for use in connection with acquisitions by us of other businesses, assets or securities of other business entities. The consideration offered by us in such acquisitions, in addition to any shares of common stock offered by this prospectus, may include cash, certain assets and/or assumption by First American of liabilities of the businesses, assets or securities being acquired.

The terms of acquisitions involving the issuance of the shares of common stock covered by this prospectus are expected to be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired. Factors taken into account in acquisitions may include, among other factors, the quality and reputation of the business to be acquired and its management, the strategic market position of the business to be acquired, its proprietary assets, earning power, cash flow and growth potential, and the market value of its equity securities when pertinent. It is anticipated that shares of our common stock issued in any such acquisition will be offered at approximately the then current market value of the common stock. The value will be determined either when the terms of the acquisition are tentatively or finally agreed to, when the acquisition is completed, or during a period of time before we deliver the shares.

We do not expect to pay underwriting discounts or commissions, although we may pay finders’ fees from time to time in connection with certain acquisitions. Any person receiving finders’ fees may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of shares of common stock purchased by them may be considered underwriting commissions or discounts under the Securities Act.

This prospectus provides you with a general description of the securities we may sell. If necessary, each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference. See “Documents Incorporated by Reference” on page 9.

We may also permit individuals or entitles who have received or will receive shares of our common stock in connection with the acquisitions described above, or their transferees or successors-in-interest, to use this prospectus to cover their resale of such shares. See “Selling Shareholders,” as it may be amended or supplemented from time to time, for a list of those individuals or entities who are authorized to use this prospectus to sell their shares of our common stock.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on which First American releases it.

RISK FACTORS

You should carefully consider each of the following risk factors, as well as the other information contained elsewhere in this prospectus, each prospectus supplement and the information incorporated by reference before deciding to purchase any of our common shares. We face risks other than those listed here, including those that are unknown to us and others of which we may be aware of but, at present, consider immaterial. Because of the following factors, as well as other variables affecting our operating results, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

CERTAIN RECURRING TRENDS GENERALLY RESULT IN A DECREASE IN THE DEMAND FOR OUR PRODUCTS

Demand for our products generally decreases as the number of real estate transactions in which our products are purchased decreases. We have found that the number of real estate transactions in which our products are purchased decreases in the following situations:

•	when mortgage interest rates are high;

•	when the mortgage fund supply is limited; and

•	when the United States economy is weak.

We believe that this trend will recur.

CHANGES IN GOVERNMENT REGULATION COULD PROHIBIT OR LIMIT OUR OPERATIONS

Our title insurance, property and casualty insurance, home warranty, thrift, trust and investment businesses are regulated by various federal, state and local governmental agencies. Many of our other businesses operate within statutory guidelines. Changes in the applicable regulatory environment or statutory guidelines could prohibit or restrict our existing or future operations. Such restrictions may restrict our ability to implement rate increases, acquire assets or businesses or otherwise have a negative impact on our ability to generate revenue and earnings.

WE MAY BE SUBJECT TO INCREASED REGULATION REGARDING THE USE OF PERSONAL INFORMATION

Certain data and services we provide are subject to regulation by various federal, state and local regulatory authorities. Compliance with existing federal, state and local laws and regulations has not had a material adverse effect on our results of operations or financial condition to date. Nonetheless, federal, state and local laws and regulations in the United States designed to protect the public from the misuse of personal information in the marketplace and adverse publicity or potential litigation concerning the commercial use of such information may increasingly affect our operations and could result in substantial regulatory compliance expense, litigation expense and a loss of revenue.

WE MAY NOT BE ABLE TO PURSUE OUR ACQUISTION STRATEGY

We intend to continue to grow through acquisitions. We may not be able to identify suitable acquisition candidates or complete acquisitions on satisfactory terms. A number of our competitors also have adopted the strategy of expanding and diversifying through acquisitions. We will continue to experience competition in our effort to execute on our acquisition strategy. As a result, we may be unable to continue to make acquisitions or may be forced to pay more for the companies we are able to acquire.

THE INTEGRATION OF COMPANIES WE ACQUIRE MAY BE DIFFICULT AND MAY RESULT IN A FAILURE TO REALIZE SOME OF THE ANTICIPATED POTENTIAL BENEFITS OF ACQUISITIONS

When companies are acquired, we may not be able to integrate or manage these businesses so as to produce returns that justify the investment. Any difficulty in successfully integrating or managing the operations of the businesses could have a material adverse effect on our business, financial condition, results of operations or liquidity, and could lead to a failure to realize any anticipated synergies. Our management also will be required to dedicate substantial time and effort to the integration of our acquisitions. These efforts could divert management’s focus and resources from other strategic opportunities and operational matters.

OUR EARNINGS MAY BE REDUCED IF ACQUISITION PROJECTIONS ARE INACCURATE

Our earnings have improved since 1991 in large part because of our acquisition and integration of non-title insurance businesses. These businesses generally have higher margins than the title insurance businesses. For example, pre-tax margins for the title insurance and services segment were 11.2% in 2003, while pre-tax margins for the segments in our information technology group in the same year were 27.6%. The success or failure of acquisitions in this group has depended in large measure upon the accuracy of our projections. These projections are not always accurate. Inaccurate projections have historically led to lower than expected earnings.

AS A HOLDING COMPANY, WE DEPEND ON DISTRIBUTIONS FROM OUR SUBSIDIARIES, AND IF DISTRIBUTIONS FROM OUR SUBSIDIARIES ARE MATERIALLY IMPAIRED, OUR ABILITY TO DECLARE AND PAY DIVIDENDS MAY BE ADVERSELY AFFECTED

First American is a holding company whose primary assets are the securities of its operating subsidiaries. Our ability to pay dividends is dependent on the ability of our subsidiaries to pay dividends or repay funds to us. If our operating subsidiaries are not able to pay dividends or repay funds, we may not be able to declare and pay dividends to our shareholders. Moreover, pursuant to insurance and other regulations under which our insurance subsidiaries operate, the amount of dividends, loans and advances available is limited. For example, under such regulations, the maximum amount of dividends, loans and advances available to us from our insurance subsidiaries in 2004 was $313.4 million.

CERTAIN PROVISIONS OF OUR CHARTER AND RIGHTS PLAN MAY MAKE A TAKEOVER OF OUR COMPANY DIFFICULT EVEN IF SUCH TAKEOVER COULD BE BENEFICIAL TO SOME OF OUR SHAREHOLDERS

Our restated articles of incorporation authorize the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board is empowered, without further shareholder action, to issue shares or series of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights, including the ability to receive dividends, of our common shareholders. The issuance of such preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. In conjunction with the rights plan discussed below, we have authorized the issuance of our Series A Junior Participating Preferred Shares. Although we have no present intention of issuing any additional shares or series of preferred stock, we cannot guarantee that we will not make such an issuance in the future.

We have adopted a rights plan which could, alone or in combination with our restated articles of incorporation, discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to our shareholders for their common shares.

FAILURE TO ACHIEVE AND MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS AND STOCK PRICE

We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which each year requires our management to assess the effectiveness of our internal controls over financial reporting and requires our independent auditors to issue an attestation report on management’s assessment. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to maintain adequate internal controls we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business, operating results and the trading price of our stock.

SELECTED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial and other data for the five years ended December 31, 2003. The summary is qualified in its entirety by reference to the financial statements and other information contained in our annual report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into this prospectus. All data are in thousands except percentages, per share data and employee data.

	Year Ended December 31
	2003	2002	2001	2000	1999
Revenues	$6,213,714	$4,704,209	$3,750,723	$2,934,255	$2,988,169
Income before cumulative effect of a change in accounting for tax service contracts (Note A)	$451,022	$234,367	$167,268	$82,223	$88,643
Cumulative effect of a change in accounting for tax service contracts (Note A)	—	—	—	—	$(55,640)
Net income	$451,022	$234,367	$167,268	$82,223	$33,003
Total assets	$4,892,111	$3,398,045	$2,837,263	$2,199,737	$2,116,414
Notes and contracts payable	$553,888	$425,705	$415,341	$219,838	$196,815
Mandatorily redeemable preferred securities	$100,000	$100,000	$100,000	$100,000	$100,000
Stockholders’ equity	$1,879,520	$1,364,589	$1,104,452	$870,237	$815,991
Return on average stockholders’ equity (Note B)	27.8%	19.0%	16.9%	9.8%	10.9%
Cash dividends on common shares	$34,008	$24,570	$18,210	$15,256	$15,840
Per share of common stock (Note C)—
Basic:
Income before cumulative effect of a change in accounting for tax service contracts	$5.89	$3.27	$2.51	$1.29	$1.37
Cumulative effect of a change in accounting for tax service contracts	—	—	—	—	(.86)

Net income	$5.89	$3.27	$2.51	$1.29	$.51

Diluted:
Income before cumulative effect of a change in accounting for tax service contracts	$5.22	$2.92	$2.27	$1.24	$1.34
Cumulative effect of a change in accounting for tax service contracts	—	—	—	—	(.84)

Net income	$5.22	$2.92	$2.27	$1.24	$.50

Stockholders’ equity	$23.84	$18.53	$16.08	$13.62	$12.54
Cash dividends	$.50	$.34	$.27	$.24	$.24
Number of common shares outstanding Weighted average during the year
Basic	76,632	71,594	66,568	63,680	64,669
Diluted	87,775	82,567	75,834	66,050	66,351
End of year	78,826	73,636	68,694	63,887	65,068
Title orders opened (Note D)	2,511	2,184	1,930	1,241	1,334
Title orders closed (Note D)	2,021	1,696	1,405	975	1,120
Number of employees	29,802	24,886	22,597	20,346	20,065

Note A—Resulted from the adoption of Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”, which became effective January 1, 1999, and applied to our tax service operations.

Note B—Return on average stockholders’ equity for 1999 excludes the cumulative effect of a change in accounting for tax service contracts from both net income and stockholders’ equity.

Note C—Per share information relating to net income is based on weighted-average number of shares outstanding for the years presented. Per share information relating to stockholders’ equity is based on shares outstanding at the end of each year.

Note D—Title order volumes are those processed by the direct title operations of First American and do not include orders processed by agents.

SELLING SHAREHOLDERS

In general, the persons to whom we issue shares of common stock under this prospectus will be able to resell such shares in the public market without further registration and without being required to deliver a prospectus. However, certain persons who receive our common shares may want to resell those securities in distributions that would require the delivery of a prospectus. With our consent, this prospectus and a prospectus supplement may be used by certain shareholders who wish to sell our common stock. As used in this prospectus, “selling shareholders” may include shareholders who receive our common shares hereunder in connection with an acquisition and donees and pledgees selling shares received from such people. We may limit our consent to a specified time period and subject our consent to certain limitations and conditions, which may vary by agreement.

Selling shareholders may sell our common shares in any combination of the following:

•	through the New York Stock Exchange or any national securities exchange on which our common stock has been approved for listing in the future;

•	directly to purchasers in negotiated transactions;

•	by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchases;

•	in block trades in which the broker or dealer will attempt to sell securities as an agent but may position and resell a portion of the block as principal;

•	in a transaction in which a broker or dealer purchases as principal for resale for its own account; or

•	through underwriters or agents.

Resales by selling shareholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. Shares of our common stock may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. The securities firm may resell the shares through other securities dealers, and commissions or concessions to those other dealers may be allowed. Such selling shareholders may indemnify any securities firm participating in such transactions against certain liabilities, including liabilities under the Securities Act and to reimburse them for any expenses in connection with an offering or sale of securities.

The selling shareholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by them and profit on any resale of such shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling shareholders may also offer shares of common stock covered by this prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales that meet the requirements of Rule 144 or Rule 145(d) under the Securities Act. Selling shareholders should seek the advice of their own counsel about the legal requirements for such sales.

In connection with resales of shares sold under this prospectus, a prospectus supplement will be filed under Rule 424(b) under the Securities Act, to disclose the identity of the selling shareholders, the number of shares to be sold by the selling shareholders, any material relationship a selling shareholder may have with us, and other details of the resale to the extent appropriate. Information concerning the selling shareholders will be obtained from the selling shareholders.

We will not receive any part of the proceeds from the resale by the selling shareholders of any shares under this prospectus. We will bear all expenses other than selling discounts and commissions and fees and expenses of the selling shareholders in connection with the registration of the shares being reoffered by the selling shareholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC may charge a fee for making copies. You may call the SEC at (800) 732-0330 for more information on the operation of the Public Reference Room, and on the availability of other Public Reference Rooms. Our filings with the SEC are also available to the public on the Internet through the SEC’s EDGAR database. You may access the EDGAR database at the SEC’s web site at www.sec.gov.

We have filed a registration statement on Form S-4 with the SEC to register the common stock offered by this prospectus. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information about First American, investors should refer to the registration statement and its exhibits. A copy of the registration statement and its exhibits may be inspected, without charge, at a Public Reference Room or on the SEC’s web site.

You should analyze the information in this prospectus, each prospectus supplement and the additional information described under the heading “Documents Incorporated By Reference” below before you make a decision about investing in our common shares.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” certain information in documents we file with them, which means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus, information filed subsequently that is incorporated by reference and information in any prospectus supplement. These documents contain important business and financial information about our company, including information concerning its financial performance, and we urge you to read them. We incorporate by reference into this prospectus all of the following documents:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2003;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	our current reports on Form 8-K filed March 24, 2004, April 15, 2004, May 18, 2004, October 6, 2004, November 3, 2004, November 12, 2004 and January 26, 2005;

•	the description of our common shares, $1.00 par value, contained in our registration statement on Form 8-A, dated November 19, 1993, which registers the shares under Section 12(b) of the Exchange Act; and

•	the description of rights to purchase Series A junior participating preferred shares, which are transferred with First American’s common shares, contained in its registration statement on Form 8-A, dated November 7, 1997, which registers the rights under Section 12(b) of the Exchange Act.

We also incorporate into this prospectus all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act that we file between the date of this prospectus and the earlier of the following dates:

•	the date on which all of the shares offered by this prospectus are resold by the persons or entities who acquire them from us; and

•	the date that is one year after the last date on which shares offered by this prospectus are issued by us.

However, any documents or portions thereof or any exhibits thereto that we furnish to, but do not file with, the SEC shall not be incorporated or deemed to be incorporated by reference into this prospectus.

SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our management’s estimates and assumptions and take into account only the information available at the time the forward-looking statements are made. Although we believe these estimates and assumptions are and will be reasonable, forward-looking statements involve risks, uncertainties and other factors that could cause our actual results to differ materially from those suggested in the forward-looking statements. Forward-looking statements include the information concerning future financial performance, business strategy, projected plans and objectives of First American set forth in this prospectus, including:

•	statements about any future increase in refinancing activity;

•	continued strong relationships with lenders and our ability to leverage such relationships;

•	future cash flows from operations and anticipated operational cash requirements; and

•	the scope of our services.

The words “anticipates,” “estimates,” “projects,” “forecasts,” “goals,” “believes,” “expects,” “intends,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties. The following are some important factors that could cause actual results to differ materially from those in forward-looking statements:

•	changes in the real estate market, interest rates or the general economy;

•	limitations on access to public records and other data;

•	changes in government regulations that are applicable to our regulated businesses;

•	our continued ability to identify businesses to be acquired;

•	changes in our ability to integrate businesses which we acquire;

•	an increase in our expenses;

•	consolidation among our significant competitors or customers; and

•	other factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2003.

Our actual results, performance or achievement could differ materially from those expressed in, or implied by, forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of First American. The forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

LEGAL MATTERS

The validity of the common stock offered hereunder will be passed upon by White & Case LLP, 633 West Fifth Street, Los Angeles, California 90071.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated into this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2003, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in the report of said firm, which report is also incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

THE FIRST AMERICAN CORPORATION

6,115,334 SHARES OF COMMON STOCK

PROSPECTUS

We have not authorized anyone to give you any information that differs from the information in this prospectus. If you receive any different information, you should not rely on it.

The delivery of this prospectus shall not, under any circumstances, create an implication that THE FIRST AMERICAN CORPORATION is operating under the same conditions that it was operating under on the date of this prospectus. Do not assume that the information contained in this prospectus is correct at any time past the date indicated.

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which it relates in any circumstances in which such offer or solicitation is unlawful.

Dated February 4, 2005

PART II

Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers.

Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent (which term includes officers and directors) of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

The California indemnification statute, as provided in Section 317 of the California Corporations Code (noted above), is nonexclusive and allows a corporation to expand the scope of indemnification provided, whether by provisions in its Bylaws or by agreement, to the extent authorized in the corporation’s articles.

The Restated Articles of Incorporation of the Registrant provide that: “The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.” The effect of this provision is to exculpate directors from any liability to the Registrant, or anyone claiming on the Registrant’s behalf, for breaches of the directors’ duty of care. However, the provision does not eliminate or limit the liability of a director for actions taken in his capacity as an officer. In addition, the provision applies only to monetary damages and is not intended to impair the rights of parties suing on behalf of the Registrant to seek equitable remedies (such as actions to enjoin or rescind a transaction involving a breach of the directors’ duty of care or loyalty).

The Bylaws of the Registrant provide that, subject to certain qualifications, “(i) The corporation shall indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the corporation is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the corporation may not retroactively amend this Section 1 in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through (iv) above shall apply to all past and present Officers and Directors of the corporation.” “Officer” includes the following officers of the Registrant: Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other officers as the board shall designate from time to time. “Director” of the Registrant means any person appointed to serve on the Registrant’s board of directors either by its shareholders or by the remaining board members.

Each of the Registrant’s 1996 Stock Option Plan, 1997 Directors’ Stock Plan, 401(k) Savings Plan, Pension Plan, Pension Restoration Plan and Employee Profit Sharing and Stock Ownership Plan (for purposes of this paragraph only, each individually, the “Plan”) provides that, subject to certain conditions, the Registrant may, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any affiliate), each member of the committee charged with administering the Plan, and any other employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys’ fees, and any liability, including any amounts paid in settlement with the Registrant’s approval, arising from the individual’s action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

The Registrant’s Deferred Compensation Plan (for purposes of this paragraph only, the “Plan”) provides that, “To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.”

Each of the Registrant’s Management Supplemental Benefit Plan and Executive Supplemental Benefit Plan (for purposes of this paragraph only, each individually, the “Plan”) provides that, subject to certain conditions, the Registrant may, through the purchase of insurance or otherwise, indemnify and hold harmless, to the extent permitted by law, the members of the Board of Directors and any other employees to whom any responsibility with respect to the administration of the Plan has been delegated against any and all costs, expenses and liabilities (including attorneys’ fees) incurred by such parties in performing their duties and responsibilities under the Plan, provided that such party or parties were not guilty of willful misconduct.

The Registrant has a policy of liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 21. Exhibits and Financial Statements.

See Exhibit Index.

Item 22. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during the period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.”

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

(10) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

*            *            *

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on February 4, 2005.

THE FIRST AMERICAN CORPORATION

By:	/s/ Parker S. Kennedy
Parker S. Kennedy Chairman and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Date: February 4, 2005	By:	/s/ Parker S. Kennedy
Parker S. Kennedy, Chairman and Chief Executive Officer

Date: February 4, 2005	By:	/s/ Thomas A. Klemens
Thomas A. Klemens, Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: February 4, 2005	By:	/s/ Max Valdes
Max Valdes, Vice President Chief Accounting Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Date: February 4, 2005	By:	*
D. P. Kennedy, Chairman Emeritus and Director

Date: February 4, 2005	By:	/s/ Parker S. Kennedy
Parker S. Kennedy, Chairman

Date: February 4, 2005	By:	*
Gary J. Beban, Director

Date: February 4, 2005	By:	*
J. David Chatham, Director

Date: February 4, 2005	By:	*
Hon. William G. Davis, Director

Date: February 4, 2005	By:	*
James L. Doti, Director

Date: February 4, 2005	By:	*
Lewis W. Douglas, Jr., Director

Date: February 4, 2005	By:	*
Paul B. Fay, Jr., Director

Date: February 4, 2005	By:	*
Frank E. O’Bryan, Director

Date: February 4, 2005	By:	*
Roslyn B. Payne, Director

Date: February 4, 2005	By:	*
D. Van Skilling, Director

Date: February 4, 2005	By:	*
Herbert B. Tasker, Director

Date: February 4, 2005	By:	*
Virginia M. Ueberroth, Director

*By:	/s/ Parker S. Kennedy
Parker S. Kennedy Attorney-in-Fact

Exhibit Index

Exhibit Number	Description

3.1	Restated Articles of Incorporation of Registrant, dated July 14, 1998 (incorporated by reference from Exhibit 3.1 of Amendment No. 1, dated July 28, 1998, to Registrant’s Registration Statement No. 333-53681 on Form S-4).

3.2	Certificate of Amendment of Restated Articles of Incorporation of Registrant, dated April 23, 1999 (incorporated by reference from Exhibit (3) to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).

3.3	Certificate of Amendment of Restated Articles of Incorporation of Registrant, dated May 11, 2000 (incorporated by reference from Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated June 12, 2000).

3.4	Bylaws of Registrant, as amended (incorporated by reference from Exhibit 3 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004).

4.1	Description of Registrant’s capital stock in Article Sixth of Registrant’s Restated Articles of Incorporation (contained in Exhibits 3.1, 3.2 and 3.3).

4.2	Rights Agreement (incorporated by reference from Exhibit 4 of Registrant’s Registration Statement on Form 8-A dated November 7, 1997).

5.1*	Opinion of White & Case LLP regarding validity of the common shares.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of White & Case LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed